Exhibit 99.1

FOR IMMEDIATE RELEASE

July 11, 2023

Citizens & Northern Corporation

Announces Completion of Share Repurchase Program

Wellsboro, Pa. - Citizens & Northern Corporation (the “Company”) (NASDAQ: CZNC), parent company of Citizens & Northern Bank, on July 11, 2023, announced that it had completed its previously approved treasury stock repurchase program by repurchasing a total of 1,000,000 shares, over the course of approximately 24 months.

All shares of common stock repurchased pursuant to the program are held as treasury shares and are available for use and reissuance for purposes as and when determined by the Board of Directors including, without limitation, pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan and its equity compensation program.

The Company also announced that while the Board of Directors has not adopted a new treasury stock repurchase program at the present time, the Board may consider doing so in the future depending on market conditions.

Citizens & Northern Corporation is the bank holding company for Citizens & Northern Bank, headquartered in Wellsboro, Pennsylvania which operates 29 banking offices located in Bradford, Bucks, Cameron, Chester, Lycoming, McKean, Potter, Sullivan, Tioga, York and Lancaster Counties in Pennsylvania and Steuben County in New York, as well as loan production offices in Elmira, New York. Citizens & Northern Corporation trades on NASDAQ under the symbol "CZNC." For more information about Citizens & Northern Bank and Citizens & Northern Corporation, visit www.cnbankpa.com.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: the effect of COVID-19 and related events, which could have a negative effect on C&N's business prospects, financial condition and results of operations, including as a result of quarantines; market volatility; market downturns; changes in consumer behavior; business closures; deterioration in the credit quality of borrowers or the inability of borrowers to satisfy their obligation to C&N (and any related forbearances or restructurings that may be implemented); changes in the value of collateral securing outstanding loans; changes in the value of the investment securities portfolio; effects on key employees, including operational management personnel and those charged with preparing, monitoring and evaluating the companies' financial reporting and internal controls; declines in the demand for loans and other banking services and products, as well as increases in non-performing loans, owing to the effects of COVID-19 in the markets served by C&N and in the United States as a whole; declines in demand resulting from adverse impacts of the disease on business deemed to be “nonessential” by governments and individual customers in the markets served by C&N; or branch or office closures and business interruptions triggered by the disease; changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions caused by factors other than COVID-19; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Company's market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management's assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles, Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.